EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

                             FOR THE ACQUISITION BY

                               ASAHI/AMERICA, INC.

                                       OF

                                CERTAIN ASSETS OF

                        UNIVERSAL FLOW MONITORS, INC. and
                               THE ROSAEN COMPANY

                                 April 30, 1997



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                                TABLE OF CONTENTS


                                                              Page

ARTICLE 1                  DEFINITIONS                          1

ARTICLE 2                  PURCHASE AND SALE OF ASSETS          5

         Section 2.1       Acquired Assets                      5
         Section 2.1.1     Contracts                            5
         Section 2.1.2     Trademarks and Copyrights            6
         Section 2.1.3     Customer Information                 7
         Section 2.1.4     Patents and Technology               7
         Section 2.1.5     Inventory                            7
         Section 2.1.6     Equipment and Personal Property      7
         Section 2.1.7     Miscellaneous Records                7
         Section 2.1.8     Training and Consulting Services     7
         Section 2.1.9     Shipping and Insurance Costs         8
         Section 2.2       Excluded Assets                      8

ARTICLE 3                  ASSUMPTION OF LIABILITIES BY BUYER   8

         Section 3.1       Assumed Liabilities                  8
         Section 3.1.1     Contract Obligations                 8
         Section 3.1.2     Warranty Obligations                 8
         Section 3.1.3     Conduct of Business After Closing    8
         Section 3.2       Excluded Liabilities                 9
         Section 3.2.1     SELLER's Product Warranties          9
         Section 3.2.2     SELLER's Distributor Agreements      9
         Section 3.2.3     SELLER's Ownership and Operation
                             of Business                        9
         Section 3.2.4     SELLER's Other Businesses            9
         Section 3.2.5     Employment Matters                   9
         Section 3.2.6     Tax Matters                         10
         Section 3.2.7     Intercompany                        10
         Section 3.2.8     Employee Plans                      10

ARTICLE 4                  CONSENTS TO ASSIGNMENT              10

         Section 4.1       Efforts to Obtain Consents          10
         Section 4.2       No Assignment                       10

ARTICLE 5                  PURCHASE PRICE                      11

         Section 5.1       Purchase Price                      11
         Section 5.2       Payment of Purchase Price           11
         Section 5.3       Royalties                           11

ARTICLE 6                  CONDITIONS TO CLOSING               11

         Section 6.1       Conditions Precedent to
                           Obligations of BUYER                11
         Section 6.1.1     BUYER's Investigation               11
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         Section 6.1.2     Delivery of Opinion of Counsel      11
         Section 6.1.3     SELLER's Representations and
                             Warranties                        12
         Section 6.1.4     Delivery of Closing Documents       12
         Section 6.1.5     Compliance with Agreement           12
         Section 6.1.6     Litigation                          12
         Section 6.1.7     Governmental Objections,
                            Approvals                          12
         Section 6.1.8     Bulk Sale/Fraudulent Conveyance
                            Compliance                         12
         Section 6.1.9     Insurance                           12
         Section 6.1.10    Employment Agreement                13
         Section 6.1.11    Intentionally omitted               13
         Section 6.1.12    Intentionally omitted               13
         Section 6.1.13    Termination of Prior Licenses       13
         Section 6.1.14    Termination of Royalties            13
         Section 6.1.15    Royalty Agreement                   13
         Section 6.2       Conditions Precedent to
                             Obligations of SELLER             13
         Section 6.2.1     BUYER's Representations and
                             Warranties                        13
         Section 6.2.2     Delivery of Opinion of Counsel      13
         Section 6.2.3     Delivery of Closing Documents       13
         Section 6.2.4     Compliance with Agreement           14
         Section 6.2.5     Purchase Price                      14
         Section 6.2.6     Litigation                          14

         Section 6.2.7     Royalty Agreement                   14


ARTICLE 7                  CLOSING                             14

         Section 7.1       The Closing                         14
         Section 7.2       SELLER's Obligations at Closing     14
         Section 7.3       BUYER's Obligations at Closing      15

ARTICLE 8                  REPRESENTATIONS AND WARRANTIES      15

         Section 8.1       Representations and Warranties
                             By SELLER                         15
         Section 8.1.1     Corporate Data and Authority        15
         Section 8.1.2     Title to Acquired Assets            16
         Section 8.1.3     Litigation and Related Matters      17
         Section 8.1.4     Licenses and Permits                17
         Section 8.1.5     Patents, Trademarks, Etc.           17
         Section 8.1.6     No Broker                           18
         Section 8.1.7     Employees                           18
         Section 8.1.8     Absence of Changes or Events        19
         Section 8.1.9     Compliance with Laws and Other
                             Instruments                       20
         Section 8.1.10    Material Contracts                  21

                                      (ii)

         Section 8.1.11    Absence of Certain Business
                             Practices                         21
         Section 8.1.12    Environmental Matters               22
         Section 8.1.13    Largest Suppliers and Customers     23
         Section 8.1.14    Marketing Restrictions              24
         Section 8.1.15    Product Warranties and Warranty
                            Rights                             24
         Section 8.1.16    Product Liability                   24
         Section 8.1.17    Contracts                           24
         Section 8.1.18    Financial Data                      25
         Section 8.1.19    Disclosure                          25
         Section 8.2       Representations and Warranties
                             of BUYER                          25
         Section 8.2.1     Corporate Data and Authority        25
         Section 8.2.2     Litigation Concerning Agreement     26
         Section 8.2.3     Broker                              26
         Section 8.3       Survival                            26

ARTICLE 9                  PARTICULAR COVENANTS OF SELLER
                             AND BUYER                         27
         Section 9.1       Covenants of SELLER                 27
         Section 9.1.1     Interim Conduct of the Business     27
         Section 9.1.2     Further Assurances                  27
         Section 9.1.3     Noncompetition,
                             Nonsolicitation                   27
         Section 9.2       Covenants of SELLER and BUYER       28
         Section 9.2.1     Efforts and Cooperation             28
         Section 9.2.2     Confidentiality                     28
         Section 9.2.3     Injunctions                         29
         Section 9.2.4     Communications                      29
         Section 9.2.5     Training of BUYER, Access to
                             Records and Employees
                             Subsequent to Closing             29
         Section 9.2.6     Satisfaction of Conditions          33
         Section 9.2.7     Tax Matters; Purchase Price
                             Allocation                        34
         Section 9.3       Covenants of BUYER                  36
         Section 9.3.1     Consulting Services of BUYER        36
         Section 9.3.2     Warranty Services of BUYER          37
         Section 9.3.3     Distributor Agreements              37
         Section 9.3.4     Noncompetition                      38

ARTICLE 10        EMPLOYEES AND EMPLOYEE MATTERS               39

         Section 10.1      Employment of Personnel             39

ARTICLE 11                 INDEMNIFICATION                     40

         Section 11.1      Indemnification by BUYER            40
         Section 11.2      Indemnification by SELLER           40
         Section 11.3      Conditions of Indemnification       41
         Section 11.4      Limitation on Indemnification       42

                                     (iii)
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ARTICLE 12                 MISCELLANEOUS                       43

         Section 12.1      Expenses                            43
         Section 12.2      Notices                             43
         Section 12.3      Captions                            44
         Section 12.4      Successors and Assigns; Other
                             Parties                           44
         Section 12.5      Entire Agreement                    44
         Section 12.6      Waiver                              44
         Section 12.7      Partial Invalidity                  45
         Section 12.8      Counterparts                        45
         Section 12.9      Amendment                           45
         Section 12.10     Governing Law and Venue             45
         Section 12.11     Schedules; Disclosure Schedule      45


                          ANNEX, SCHEDULES AND EXHIBIT


Annex A                    Disclosure Schedule and description
                            of Vortex Shedding Product Line
Annex B                    Marsh Noncompetition Agreement

Schedules
Schedule 2.1.1             Purchase Orders
Schedule 2.1.1(b)          Noncompetition & Confidentiality
                             Agreements
Schedule 2.1.2(a)          Trademarks and Copyrights
Schedule 2.1.2(b)          SELLER's "Universal" trademark rights
Schedule 2.1.4             Patents and Technology
Schedule 2.1.5             Inventory
Schedule 2.1.6             Equipment and Personal Property
Schedule 5.3               Ultrasonic Vortex Product
Schedule 8.1.1             Exceptions to SELLER's
                             Representations and Warranties
Schedule 8.1.4             Licenses and Permits
Schedule 8.1.10            Material Contracts
Schedule 8.1.13            Largest Suppliers and Customers
Schedule 8.1.15(a)         Product Warranties; Warranty Rights
Schedule 8.1.15(b)         Unresolved Material Claims
Schedule 8.1.17            Distributor Agreements
Schedule 8.1.18            Financial Data
Schedule 9.2.7(e)(i)       Allocation of Purchase Price
Schedule 9.3.4(a)          Restricted Flow Meters

Exhibits
Exhibit 5.3                Royalty Agreement
Exhibit 6.1.11             David Marsh Employment Agreement


                                      (iv)

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                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 30th day of April, 1997, by and between ASAHI/AMERICA, INC., a Massachusetts corporation (the "BUYER"), UNIVERSAL FLOW MONITORS, INC., ("UFM"), a Michigan corporation, THE ROSAEN COMPANY, a Michigan corporation ("TRC", and together with UFM sometimes hereinafter referred to as the "SELLER").

         WHEREAS, SELLER has conducted and presently conducts a business which designs, develops, manufactures, markets and services a line of plastic vortex flow sensor products known as the "Vortex Shedding Product Line" which includes the products described on Annex A hereto which are based on piezoelectric technology and is also developing a new line of vortex products using ultrasonic sensing technology, also further described on Annex A (the "Business");

         WHEREAS, SELLER desires to sell and BUYER desires to purchase certain rights, properties and assets of the SELLER pertaining to the Business as described in this Agreement in consideration of the payment of the Purchase Price (as defined herein), all on the terms and subject to the conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, SELLER and BUYER hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         In addition to the other terms defined herein, as used in this Agreement, the following terms shall have the following meanings:

Acquired Assets         As defined in Section 2.1.

affiliate               As to any person, a person or entity
                        who or which controls, is controlled
                        by, or is under common control with,
                        such person.

this Agreement          This Purchase and Sale Agreement made
                        and entered into as of April 30, 1997,
                        by and between SELLER and BUYER.

Assumed Liabilities     As defined in Section 3.1.

the Business            As defined in the Preamble to this Agreement.

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business day            A day which is not a federal,
                        state or local holiday and on which
                        banks generally are open in Boston,
                        Massachusetts for the conduct of
                        their business.

BUYER                   As defined in the Preamble to this Agreement.

CERCLA                  As defined in Section 8.1.12(e).

Closing                 As defined in Section 7.1.

Closing Date            As defined in Section 7.1.

COBRA                   As defined in Section 3.2.7.

Code                    The Internal Revenue Code of 1986,
                        as amended, and regulations
                        promulgated thereunder.

Confidentiality
  Agreement             As defined in Section 9.2.2.

Contracts               As defined in Section 2.1.1.

Disclosure Schedule     The document prepared by
                        SELLER and delivered to BUYER which
                        is annexed hereto and which, among
                        other things, contains the
                        exceptions to SELLER's
                        representations and warranties
                        contained in Section 8.1 hereof.

Distributor Agreements  As defined in Section 8.1.17.

DOL                     As defined in Section 3.2.7.

Enforceable             An agreement, a document or other obligation is
                        Enforceable if it can be enforced in accordance with its terms (subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws and other laws applicable generally to creditors' rights from time to time in effect and (b) judicial limitations on the remedy of specific performance, injunctive relief or other equitable remedies).

Excluded Assets         As defined in Section 2.2.


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Excluded Liabilities    As defined in Section 3.2.

Financial Statements    As defined in Section 8.1.18.

Government              The government of the United States
                        of America, the government of any
                        other nation, any political
                        subdivision of the United States of
                        America or any such other nation
                        (including without limitation, any
                        state, commonwealth, province,
                        territory, federal district,
                        municipality or possession) and any
                        department, agency or
                        instrumentality thereof.

Governmental            Of, by, or pertaining to, any Government.

Indemnitee              As defined in Section 11.3.

Indemnitor              As defined in Section 11.3.

Lien                    Any lien (including without
                        limitation, inchoate artisans',
                        mechanics', carriers', workers',
                        repairmen's, judgment, tax or other
                        like inchoate liens), encroachment,
                        easement, encumbrance, mortgage,
                        hypothecation, equity, charge,
                        restriction, possibility of
                        reversion or any other similar or
                        dissimilar conflicting ownership or
                        security interest.

Material Contracts      As defined in Section 8.1.10.

MPPAA                   As defined in Section 3.2.7.

No Default              There is No Default under a document or other
                        obligation if no occurrence or circumstance exists which constitutes a breach or default (or which, by the lapse of time or giving of notice, would constitute a breach or default) with respect thereto or thereunder. The phrase "Any Default," when used in negative sentences, has the same meaning as "No Default."

PBGC                    As defined in Section 3.2.6.

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Permitted Liens         Minor encumbrances and not
                        having in the aggregate any material
                        adverse effect on the value of the
                        Acquired Assets, which liens are
                        specifically disclosed to BUYER in
                        writing on the Schedules hereto and
                        waived by BUYER in writing.

Personal Property
  Taxes                 As defined in Section 9.2.7(f).

Products                The products described on Annex A hereto.

Proprietary
  Information           Confidential and proprietary information including, but
                        not limited to, information that a party would not ordinarily reveal to third parties, documentation, devices, manufacturing processes and techniques, formulae, trade secrets, plans, sales, marketing and pricing, know-how, customer lists, either currently existing or hereafter developed, whether or not directly relating to the development, manufacture, marketing, use and application of the Products. The foregoing notwithstanding, "Proprietary Information" shall not include any information that is in the public domain through no act of or omission by the other party hereto;
                        however, in the event that any party claims that any such information is in the public domain, the party making such claim shall bear the burden of proving through pre-existing documentary evidence, that such information is in the public domain and that it entered the public domain through no act of or omission by that party.


Purchase Price          As defined in Section 5.1.

RCRA                    As defined in Section 8.1.12.

SELLER                  As defined in the Preamble to this Agreement.

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Taxes                   All federal, state, county, local and foreign, national,
                        provincial and local incomes,
                        withholding, franchise, payroll,
                        excise, property, sales, use,
                        value-added or other taxes or
                        levies, imposts, duties, license and
                        registration fees, charges,
                        assessments or withholdings of any
                        nature whatsoever.

Technology              As defined in Section 2.1.4.

TRC                     As defined in the Preamble to this Agreement

UFM                     As defined in the Preamble to this Agreement.

                     ARTICLE 2. PURCHASE AND SALE OF ASSETS

         2.1. Acquired Assets. Subject to and upon the terms and conditions hereof, and in reliance by each upon the agreements, representations and warranties made by the other and contained herein, SELLER agrees to sell, convey, transfer, assign and deliver to BUYER and BUYER agrees to purchase and acquire from SELLER, at the Closing, all rights, properties, interests, title and claims of SELLER in and to the assets used in connection with the Business described in Sections 2.1.1 through 2.1.9 (collectively, the "Acquired Assets"). The Acquired Assets shall include:

                  2.1.1. Contracts. All (a)(i) open purchase orders for the sale of Products against which deliveries have not been completed as of the Closing Date and which were entered into in the ordinary course of business, subject only to credit approval by BUYER unless such order is on a "COD" basis, as of the Closing (as set forth in Schedule 2.1.1)), (ii) any other open purchase orders for the sale of other Products against which deliveries have not been completed as of the Closing Date which are accepted by BUYER (all of such transferred purchase orders are hereinafter referred to as the "Purchase Orders") and (iii) any advances or deposits received by SELLER with respect to same, (b) all non-competition and confidentiality agreements, relating to the Business, to which SELLER is a party or of which SELLER is a beneficiary) including, without limitation, those listed on Schedule 2.1.1(b) and (c) contracts or agreements giving SELLER express or implied warranty rights from third party vendors relating to any of the Acquired Assets, documents with respect to all of which will be disclosed and made available to BUYER for its inspection prior to Closing, the originals

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of which to be supplied to BUYER at Closing (the "Contracts"), all of which are also set forth on the Schedule 2.1.1 hereto; and

                  2.1.2.  Trademarks and Copyrights, Etc.

                  Trademarks, copyrights, symbols, service marks, trademark applications, copyright applications, service mark applications, styles, and trade names listed in Schedule 2.1.2(a), together with the goodwill associated therewith, the right to sue for past infringement of any thereof, and all renewals, modifications and extensions thereof, and file records on the trademarks, copyrights and applications referred to in Schedule 2.1.2. The foregoing shall also include a royalty-free, non-exclusive trademark license to BUYER to market vortex shedding flow meters under the names "Asahi/Universal Vortex Shedding Flow Meter" and/or "Asahi/America Universal Vortex Shedding Flow Meter" (collectively, the "Product Names") for a period of twelve (12) months following the Closing, if BUYER so chooses, as well as BUYER's unlimited right, but not the obligation, to refer to UFM as the entity which formerly owned and/or manufactured the vortex shedding flow meter in BUYER's trade literature and in other publications, provided, however, that if BUYER does use or refer to UFM by name in such trade literature, BUYER shall clearly indicate that UFM is the former, and not the current, manufacturer of the Universal Vortex Shedding Flow Meter. Notwithstanding the twelve (12) month limitation on the use of the Product Names, BUYER's right to use the Product Names shall only be limited to the extent that SELLER has any rights in and to the name "Universal Vortex Shedding Flow Meter" and/or in the name "Universal" which are not being transferred with the Acquired Assets, the nature of which rights, if any, are set forth on Schedule 2.1.2(b) hereto. If, after the twelve (12) month period following the Closing, BUYER uses the word "universal", either alone or with other words, in advertising or marketing the Product, in a way which does not otherwise infringe upon the word "universal" as it is protected by UFM, then BUYER must also clearly identify UFM as being the former, and not the current manufacturer of the Universal Vortex Shedding Flow Meter. All Products manufactured and sold under the licensed Product Names shall be of the quality and shall meet standards equivalent to those adhered to by SELLER with respect to the Products as hereinbefore manufactured and sold by SELLER. This requirement shall be deemed satisfied by BUYER so long as BUYER maintains its ISO 9000 manufacturer's status. In the event that BUYER ceases to maintain it's ISO 9000 manufacturer's status, the sole recourse of SELLER in respect of any claim by it that such quality standard is not met shall be the termination of the license to use the Product Names.

                  2.1.3. Customer Information. All customer and prospective customer books, records, lists and data, including, but not limited to, customer credit data relative to the Business, including but not limited to a list of names, addresses, telephone numbers, "fax" numbers and contacts of all customers, prospective customers identified by SELLER, distributors, sales agents or sales representatives of the Products.

                  2.1.4. Patents and Technology. All rights and incidents of interest in and to the patents and patent applications listed on Schedule 2.1.4 (the "Patents") and all other technology and intellectual property used in the Business in sufficient documented form so as to inform BUYER how to manufacture all Products in the manner manufactured by SELLER, including without limitation, all know-how, discoveries, formulae, production outlines (including notebooks with set-up parameters as well as transitional and operational conditions and outlined methods of adjustment during operation and cleaning of equipment, Product designs, drawings (including without limitation, specification control drawings), blue prints, technical data, material specifications, purchasing specifications, research records, manufacturing information, processes and techniques, testing, inspection and quality control processes and techniques; and copies of the invention file records on the patents referred to in Schedule
2.1.4 and (such documentation and copies of records being collectively referred to herein as the "Technology"). The information and specifications to be provided by SELLER comprising the Technology shall be sufficient if it would enable a manufacturer reasonably proficient in interpreting such documented information, to manufacture the Products.

                  2.1.5. Inventory. The finished goods, raw materials and work in process inventory described on Schedule 2.1.5 hereto.

                  2.1.6. Equipment and Personal Property. All molds, tooling, test stands and other personal property and equipment listed on Schedule 2.1.6 hereto.

                  2.1.7. Miscellaneous Records. All existing price and cost data for outstanding or in process sales proposals and Purchase Orders as of the Closing, all service and parts records and warranty records relative to the equipment included in the Acquired Assets, all written instructions, manuals and procedures relating to the Acquired Assets and all vendor lists and copies of confidentiality and/or noncompetition agreements relative to the Acquired Assets.

                  2.1.8. Training, Transition and Consulting Services. The services of SELLER during the Training Period,

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Transition Period and the Consulting Period as set forth in Sections 9.2.5(a),
(b) and (c) hereof.

                  2.1.9. Shipping and Insurance Costs. In addition, fifty percent (50%) of the shipping costs for all the Acquired Assets to BUYER's Massachusetts facility following the Closing shall be the responsibility of SELLER, with the remaining fifty percent (50%) to be the responsibility of BUYER. Prior to shipment, SELLER shall maintain adequate fire and extended coverage insurance on all Acquired Assets.

         2.2. Excluded Assets. The "Excluded Assets" shall include all assets of SELLER not specifically included in the Acquired Assets.

                  ARTICLE 3. ASSUMPTION OF LIABILITIES BY BUYER

         3.1. Assumed Liabilities. Subject to the terms and conditions set forth herein, effective as of the Closing, BUYER hereby fully assumes and agrees to pay, perform and discharge when due only those debts, obligations, responsibilities, contracts and liabilities of SELLER which are specifically described in this Section 3.1 (collectively, the "Assumed Liabilities"). The Assumed Liabilities shall include only the following liabilities, responsibilities and obligations, and the undertakings of BUYER under this
Section 3.1 shall in no way limit BUYER's right to be indemnified and held harmless by SELLER for any breach by SELLER of any representation or warranty given by SELLER concerning the subject matter of this Section 3.1:

                  3.1.1. Contract Obligations. All liabilities, responsibilities and obligations of SELLER arising after the Closing Date under the Purchase Orders.

                  3.1.2. Warranty Obligations. All liabilities, responsibilities and obligations, whether now existing or hereafter arising, with respect to claims made against SELLER or BUYER by or on behalf of third parties, including without limitation, claims seeking the recall, return, replacement, retrofitting or repair of Products, and any costs, damages or expenses associated with any such claims including without limitation, labor, freight, consequential, special and incidental costs and damages, if any, and attorneys' and other professionals' fees and expenses, pursuant to any express Product warranties or warranties or responsibilities imposed or implied by statute, governmental regulation or otherwise, with respect to Products which are manufactured or sold by BUYER subsequent to the Closing Date.

                  3.1.3. Conduct of Business After Closing. All other liabilities, responsibilities and obligations arising out of, resulting from, or relating to any violation of any

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statute, ordinance, regulation, or other governmental requirement in connection with the use and ownership of the Acquired Assets by BUYER after the Closing or the conduct of the Business by BUYER after the Closing.

         3.2. Excluded Liabilities. With the exception of those liabilities and obligations specifically agreed to be assumed by BUYER pursuant to Section 3.1, BUYER shall not assume, be obligated for, or suffer any liability for any, and SELLER shall solely retain, pay, perform, defend and discharge all of the liabilities and obligations of SELLER of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, mature or unmatured, whether or not incurred in connection with, whether related to the Business or otherwise (the "Excluded Liabilities"), which Excluded Liabilities shall include, without limitation, the following liabilities and obligations:

                  3.2.1. SELLER's Product Warranties. Any claims under warranties of the types described in Section 3.1.2 or otherwise relative to Products sold prior to the Closing.

                  3.2.2. SELLER's Distributor Agreements. Any claims made by distributors or representatives of the Products under the Distributor Agreements or resulting from the termination of the Distributor Agreements.

                  3.2.3. SELLER's Ownership and Operation of Business. All liabilities, responsibilities and obligations, excepting only the Assumed Liabilities, incurred by SELLER in connection with the conduct of the Business or the ownership and/or use of the Acquired Assets prior to the Closing including, but not limited to, claims of distributors and sales representatives. SELLER agrees that for a period of three years following the Closing Date, it will maintain product liability insurance coverage with reputable insurers of no less than $2,000,000 per occurrence, and will provide BUYER with proof of same from time to time upon request.

                  3.2.4. SELLER's Other Businesses. All liabilities, responsibilities and obligations incurred by SELLER solely in connection with the conduct of its businesses other than the Business.

                  3.2.5. Employment Matters. All liabilities and obligations (including, but not limited to, back wages, sick pay, vacation pay, severance claims, claims for unfair labor practices or employment discrimination) of SELLER to its employees arising, accruing or relating to employment prior to the Closing, whether or not such employees are retained by BUYER subsequent to the Closing.

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                  3.2.6. Tax Matters. All liabilities and obligations for Taxes
(including any interest or penalties thereon) attributable to the use and ownership of the Acquired Assets by SELLER, the conduct of the Business by SELLER before the Closing or the transactions contemplated by this Agreement.

                  3.2.7. Intercompany. All indebtedness owing from the SELLER to its affiliates.

                  3.2.8. Employee Plans. Any and all liabilities in connection with every "employee pension benefit plan" and "employee welfare benefit plan", as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained at any time by SELLER or to which SELLER contributes or is required to contribute, including any multi-employer employee pension benefit plans and employee welfare benefit plans and covering employees (all such employee pension benefit plans being referred to as "Pension Plans" and all such employee welfare benefit plans being referred to as "Welfare Plans" and the Pension Plans and Welfare Plans being sometimes referred to together as "Employee Benefit Plans"), including liabilities in connection with SELLER's failure to administer same in compliance with their terms and in compliance with ERISA and the Code or in compliance with proposed regulations and pronouncements under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and the requirements of the Multi-Employer Pension Plan Amendments Act of 1980, as amended ("MPPAA"), ERISA, Department of Labor ("DOL") regulations, Pension Benefit Guaranty Corporation ("PBGC") rules and regulations, the Code and the rules and regulations thereunder or any applicable state law.



                        ARTICLE 4. CONSENTS TO ASSIGNMENT

         4.1. Efforts to Obtain Consents. SELLER shall promptly notify all third parties whose approval, waiver or consent (including, but not limited to, in connection with the discharge of security interests with respect to the Acquired Assets) is required in connection with the transfer of any of the Acquired Assets and assumption by BUYER of the Assumed Liabilities. BUYER and SELLER shall cooperate and use their respective commercially reasonable efforts to obtain all such consents, waivers and approvals.

         4.2. No Assignment. To the extent that the assignment by SELLER and the assumption by BUYER of any Contract, license, permit or approval included within the Acquired Assets shall require the consent or approval of any third party, this Agreement shall not constitute an assignment, sublease, subcontract or assumption thereof if such attempted assignment, sublease or assumption would constitute a breach thereof.

                ARTICLE 5. PURCHASE PRICE; ADJUSTMENTS; ROYALTIES

         5.1. Purchase Price. The aggregate purchase price for the Acquired Assets (the "Purchase Price") shall be Three Million Dollars ($3,000,000).

         5.2. Payment of Purchase Price. BUYER shall pay the Purchase Price to SELLER at the Closing by wire transfer pursuant to instructions set forth in a notice by SELLER to BUYER, to be given no later than the business day immediately preceding the Closing Date or by a certified or bank cashier's check for immediately available funds payable to or upon the order of SELLER.

         5.3. Royalties. In addition to the Purchase Price, BUYER shall pay to TRC a royalty ("Royalty" or "Royalties") of five percent (5%) on all sales of the ultrasonic vortex product (as more fully described on Schedule 5.3 hereto) by BUYER. The Royalty shall be payable in accordance with the terms of the Royalty Agreement between TRC and BUYER attached hereto as Exhibit 5.3.



                        ARTICLE 6. CONDITIONS TO CLOSING

         6.1. Conditions Precedent to Obligations of BUYER. The obligations of BUYER to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any one or more of which may be waived in whole or in part by BUYER:

                  6.1.1. BUYER's Investigation; Schedules. Nothing shall have come to BUYER's attention during its investigation conducted prior to the Closing Date which could constitute, or with the passage of time could in the future constitute, a material adverse change to the Acquired Assets or Business from that disclosed in this Agreement and the Exhibits and Schedules hereto and that all Schedules to this Agreement prepared by SELLER or provided to BUYER by SELLER at or before the time that this Agreement is executed which BUYER subsequently determines have not been properly completed, be amended or completed and delivered by SELLER and be in form and substance satisfactory to BUYER in its sole discretion.

                  6.1.2. Delivery of Opinion of Counsel. SELLER shall have delivered or caused to be delivered to BUYER the opinion of Dykema Gossett PLLC, counsel to SELLER, in form and substance satisfactory to BUYER.

                  6.1.3. SELLER's Representations and Warranties. The representations and warranties made by SELLER hereunder (including the Schedules hereto, as applicable) or in any certificate or document called for in this Agreement shall be deemed to have been made again at and as of the Closing (unless specifically limited to some other period or date), and such representations and warranties shall be true and accurate. SELLER shall deliver to BUYER a certificate or certificates, signed by their duly authorized officers and dated as of the Closing, regarding the foregoing.

                  6.1.4. Delivery of Closing Documents. SELLER shall have delivered or caused to be delivered to BUYER the documents which SELLER is required to deliver to BUYER at the Closing pursuant to this Agreement.

                  6.1.5. Compliance with Agreement. All agreements and transactions contemplated hereby to be performed by SELLER at or before the Closing shall have been duly performed.

                  6.1.6. Litigation. There shall not have been issued and in effect any preliminary or permanent injunction prohibiting BUYER from acquiring any of the Acquired Assets and assuming the Assumed Liabilities.

                  6.1.7. Governmental Objections, Approvals. To the extent that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall require the consents or waivers of third parties prior to the Closing, there shall have been procured all such consents and waivers in this regard.

                  6.1.8. Bulk Sales/Fraudulent Conveyance Compliance. SELLER shall ensure compliance with the provisions of the Michigan Uniform Fraudulent Conveyance Act (Mich. Comp. Laws Ann ss.566.11 et seq.; Mich. Stat. Ann. ss.26.881 et seq.). SELLER shall also take all reasonable steps to ensure that the transfer of the Acquired Assets to BUYER shall not be subject to challenge by third parties due to SELLER's failure to comply with the Bulk Sales provisions of the Michigan Uniform Commercial Code (Mich. Comp. Laws Ann ss.440.6101-.6111; Mich. Stat. Ann ss.19.6101-.6111) (the "Bulk Sales Act").

                  6.1.9. Insurance. SELLER shall have provided BUYER with evidence of the insurance coverage required by Section 3.2.1. hereof.

                  6.1.10. Employment Agreement. David Marsh shall have executed and delivered to BUYER an Employment Agreement in the form of Exhibit 6.1.11 hereto.

                  6.1.11. Intentionally omitted.

                  6.1.12. Intentionally omitted.

                  6.1.13. Termination of Prior Licenses. SELLER shall have provided BUYER with evidence of its termination of all licenses relating to the Acquired Assets.

                  6.1.14. Termination of Royalty Obligations. SELLER shall have provided BUYER with evidence of the termination of all obligations to pay royalties to third parties on the sale or use of any process or technology included with the Acquired Assets, including, but not limited to, any and all royalties payable to Marsh in respect of the Products.

                  6.1.15. Royalty Agreement. SELLER shall have delivered to BUYER a Royalty Agreement in the form of Exhibit 5.3 hereto, duly executed by SELLER.

         6.2. Conditions Precedent to Obligations of SELLER. The obligations of SELLER to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by
SELLER:

                  6.2.1. BUYER's Representations and Warranties. The representations and warranties made by BUYER hereunder or in any certificate or document called for in this Agreement shall be deemed to have been made again at and as of the Closing (unless specifically limited to some other period or date), and such representations and warranties shall, when taken as a whole, be true and correct in all material respects. BUYER shall deliver to SELLER a certificate, signed by a duly authorized officer of BUYER and dated as of the Closing, regarding the foregoing.

                  6.2.2. Delivery of Opinion of Counsel. BUYER shall have delivered or caused to be delivered to SELLER the opinion of Gadsby & Hannah LLP, counsel to BUYER, in form and substance satisfactory to SELLER.

                  6.2.3. Delivery of Closing Documents. BUYER shall have delivered or caused to be delivered to SELLER the documents which BUYER is required to deliver to SELLER at the Closing pursuant to this Agreement.

                  6.2.4. Compliance with Agreement. All agreements and transactions contemplated hereby and to be performed by BUYER at or before the Closing shall have been duly performed.

                  6.2.5. Purchase Price. There shall have been delivered to SELLER by BUYER the Purchase Price as required in Section 5.2.

                  6.2.6. Litigation. There shall not have been issued and be in effect any preliminary or permanent injunction prohibiting SELLER from selling the Business and the Acquired Assets and assigning the Assumed Liabilities.

                  6.2.7. Royalty Agreement. BUYER shall have delivered to SELLER a Royalty Agreement in the form of Exhibit 5.3 hereto, duly executed by SELLER.


                               ARTICLE 7. CLOSING

         7.1. The Closing. The closing hereunder ("Closing") shall take place at the offices of Gadsby & Hannah LLP, Boston, Massachusetts, or at such other place as may be agreed upon by the parties, at 10:00 a.m. local time, on April 30, 1997 unless a different date or time for the Closing is provided for herein or is agreed upon by the parties. The date set forth in this paragraph or, if a different date for the Closing is provided for herein or is agreed upon, such different date, is referred to herein as the "Closing Date."

         7.2. SELLER's Obligations at Closing. At the Closing, SELLER shall deliver to BUYER the following, at the expense of SELLER, duly executed and acknowledged by SELLER in the proper form for recording by BUYER as appropriate and in form and substance satisfactory to BUYER:

                  (a) Assignments which may be contained in one document (subject to the receipt of any Post-Closing Consents) of the Contracts to be acquired by BUYER pursuant to Article 2.

                  (b) Trademark, copyright and patent assignment or assignments, assignments of Technology, miscellaneous records, (subject to any assignments of foreign trademarks and patents to be obtained subsequent to the Closing pursuant to Article 4), in accordance with Sections 2.1.2 through 2.1.7.

                  (c) All other appropriate bills of sale, assignments, and other good and sufficient instruments of transfer deemed necessary by BUYER to transfer to BUYER such title to the Acquired Assets as is warranted by SELLER herein.

                  (d)  A receipt for the Purchase Price due under Section 5.2.

                  (e) An appropriate certificate dated the Closing and signed by an authorized officer of SELLER which certifies that the conditions set forth in Sections 6.1.3 and 6.1.5 have been fulfilled.

                  (f) All other documents and papers required by Section 6.1 to be delivered by SELLER as conditions to Closing.

                  (g) All approvals, waivers and consents required to transfer the Acquired Assets and to release of any and all liens, encumbrances, and claims against the Acquired Assets and UCC-3 termination statements with respect to same.

         7.3. BUYER's Obligations at Closing. At the Closing, BUYER shall deliver to SELLER the following, at the expense of BUYER, duly executed and acknowledged by BUYER as appropriate:

                  (a) Payment of the Purchase Price required pursuant to Section 5.2.

                  (b) Instruments of assumption of the Assumed Liabilities as SELLER may reasonably request.

                  (c) An appropriate certificate dated the Closing Date and signed by an authorized officer of BUYER which certifies that the conditions set forth in Sections 6.2.1 and 6.2.4 have been fulfilled.

                  (d) All other documents and papers required by Section 6.2 hereof to be delivered by BUYER as conditions to Closing.

                    ARTICLE 8. REPRESENTATIONS AND WARRANTIES

         8.1. Representations and Warranties By SELLER. UFM and TRC jointly and severally represent and warrant to BUYER as follows, in each case except as set forth on Schedule 8.1:

                  8.1.1.  Corporate Data and Authority.

                  (a) Each of UFM and TRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

                  (b) Each of UFM and TRC has corporate power and authority to carry on its operations which relate to the Business as it is now conducted and to own or hold under lease the properties it purports to own or hold under lease which relate to the Business.

                  (c) Each of UFM and TRC has corporate power under its Articles of Incorporation and Bylaws, as amended, and under the laws of the State of Michigan and other applicable laws to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of each of UFM and TRC, and no stockholder approval or other approval of the board of directors of SELLER (or any committee thereof) is necessary for the consummation of the transactions contemplated hereby, which approval has not already been obtained.

                  (d) The execution and delivery of this Agreement by UFM and TRC and consummation by UFM and TRC of the transactions contemplated hereby are not prohibited by and do not violate any provision of the Articles of Incorporation or Bylaws, as amended, of UFM or TRC, or violate, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term of any contract, agreement, indenture, mortgage, note, bond, commitment, license or other instrument to which UFM or TRC is a party and by which any of the Acquired Assets is bound, and has not resulted and will not result in the creation or imposition of any Lien in favor of any third party created by, through or under UFM or TRC on any of the Acquired Assets.

                  (e) This Agreement has been duly executed by each of UFM and TRC and constitutes a valid, legally binding, and Enforceable obligation of UFM and TRC.

                  (f) SELLER has not filed, or had filed against it, a petition in bankruptcy or a petition to take advantage of any other insolvency act; admitted in writing its inability to pay its debts generally; made an assignment for the benefit of creditors; consented to the appointment of a receiver for itself or any substantial part of its property; or generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

                  8.1.2. Title to Acquired Assets. SELLER has good and marketable title to the Acquired Assets. All Acquired Assets at the Closing are free and clear of restrictions on, or conditions to, transfer or assignment, and free and clear of all mortgages, liens (including, but not limited to, tax liens, inchoate or otherwise), claims, liabilities, charges, pledges, encumbrances, conditions or restrictions (other than

Permitted Liens), and SELLER has the right to transfer, the Acquired Assets required to be transferred by it to BUYER pursuant to this Agreement. There are no claims pending or, to the best of SELLER's knowledge, threatened against SELLER for past due Taxes.

                  8.1.3.  Litigation and Related Matters. As of the date hereof,

                  (a) there are no actions, suits or proceedings pending or, to the best knowledge of SELLER, threatened against SELLER which involve transactions of or otherwise relate to the Business or the Acquired Assets or the transactions contemplated by this Agreement, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign,

                  (b) SELLER is not subject to any outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Business or the Acquired Assets, of any courts or arbitrators or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign, and

                  (c) SELLER is not party to any outstanding order of any court or any governmental commission, agency or other instrumentality, domestic or foreign, arising out of any action, suit or proceeding under any laws respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters which involve transactions of or otherwise relate to the Business or the Acquired Assets.



                  8.1.4. Licenses and Permits. Schedule 8.1.4 lists all governmental licenses, permits and approvals issued to SELLER and currently used in the Business and/or relating to the Acquired Assets.

                  8.1.5.  Patents, Trademarks, Etc.

                  (a) Schedule 2.1.4 lists and identifies all unexpired patents and pending applications for grant of patents, unexpired design patents and pending applications for grant of design patents and reissues, continuations and continuations-in-part thereof on inventions and discoveries originating at or acquired by SELLER for the Business or developed by SELLER for the Business, owned by SELLER as of the Closing Date and then used in the Business including for each the serial or patent number, country, filing or issue date and, in the case of the United States, title and inventor.

                  (b) Schedule 2.1.2 lists and identifies all trademarks, symbols, slogans, service marks, trademark and service mark registrations, styles, trade names, and applications therefor currently used in the Business, including for each the application or registration number, country, filing or registration date, expiration date, mark and class, and the copyright registrations and applications, in each case currently used in the Business.

                  (c) There are no licenses granted by SELLER presently in effect relating to the trademarks referred to in Section 2.1.2. There are no licenses presently in effect granted by SELLER relating to the patent properties included in the Acquired Assets or to the Technology referred to in Section
2.1.4. There is No Default by SELLER, or, to the best knowledge of SELLER, by any other party thereto, of the licenses referred to in this Section 8.1.5(c).

                  (d)(i) The rights of SELLER to the trademark properties listed in Schedule 2.1.2 are free and clear of interests of others therein;

                  (ii) all trademark registrations in the U.S. listed in
Schedule 2.1.2 are valid and subsisting and free and clear of any Liens; and

                  (e) To the best of SELLER's knowledge there have been no challenges to any of the patents included in the Acquired Assets. SELLER has not challenged any patent of a third party relevant to the patents included in the Acquired Assets.

                  8.1.6. No Broker. SELLER has not retained a broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against either SELLER or BUYER for a finder's fee, brokerage commission or similar payment.

                  8.1.7.   Employees.

                  (a) Neither UFM nor TRC is subject to any collective bargaining agreement or any other contract or arrangement with any labor organization relating to the Business. There have been no strikes, work stoppages or labor union organizational campaigns involving the Business since January 1, 1994, and SELLER is not aware of any threat of any such strikes, work stoppages or organizational campaigns.

                  8.1.8. Absence of Changes or Events. Since January 1, 1996, SELLER has conducted the Business only in the ordinary course and has not, on behalf of, in connection with, or relating to, the Business or the Acquired
Assets:

                  (a) sold, transferred, leased or licensed to others or otherwise disposed of any of the Acquired Assets, except for inventory sold in the ordinary course of business, or waived or released any right of substantial value;

                  (b) received any notice of termination of, or intent to terminate, any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, could, or with the passage of time could in the future, have a material and adverse effect on the assets, operations or, in the exercise of SELLER's reasonable judgment, prospects of the Business;

                  (c) had any material and adverse change in its relations with its suppliers;

                  (d) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

                  (e) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Acquired Assets;

                  (f) failed to replenish the Business's inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price materially in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                  (g) suffered any change, event or condition which, in any case or in the aggregate, has had or may have a material and adverse effect on its condition (financial or otherwise), properties, assets, liabilities or operations including, without limitation, any change in its revenues, costs, backlog or relations with its employees, agents, customers or suppliers;

                  (h) entered into any transaction, contract or commitment other than in the ordinary course of business other than this Agreement; or

                  (i) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (h) above other than this Agreement.

                  8.1.9.  Compliance with Laws and Other Instruments.

                  (a) SELLER has complied with, and is not conducting its business or affairs relating to the Business in violation of, any applicable federal, state, provincial, local or foreign law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of any of its insurance carriers the failure with which to comply could result in a decrease or reduction in the defense or coverage obligations of such carrier, including without limitation, any that relates to securities, health and safety in plants or work areas, pricing, sales and distribution of products and services, participation and cooperation in trade boycotts, collective bargaining rights of employees, equal opportunity in employment, political contributions or improper payments but excluding environmental matters which are intended to be covered by Section 8.1.12. SELLER has not received any notice that SELLER is conducting its business or affairs relating to the Business in violation of any applicable federal, state, provincial, local or foreign law, ordinance, rule, regulation, court or administrative order, decree or process or any requirements of insurance carriers.

                  (b) SELLER has all rights, permits, certificates, licenses, approvals and other authorizations as are necessary to conduct the Business and to own, lease, use and operate the Acquired Assets at the places and in the manner now conducted and operated (the "Permits") each of which is in full force and effect. Schedule 8.1.4 hereto contains a complete and accurate list of all Permits. SELLER has complied with the terms and conditions of all the Permits and SELLER has not received any notice pertaining to any violation of or failure to obtain any permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body incident to the current operation of the Business, and SELLER is not aware of any basis for a claim of such violation or failure or of any reason why any Permit will not be renewed. SELLER is not aware of any action by SELLER or BUYER which will be required to be taken as of and immediately after the Closing, in order that all the Permits will remain in effect with respect to the continued conduct of the Business.

                  (c) SELLER is not in violation of any term of their Articles of Incorporation, Bylaws or other organizational documents, as amended and currently in effect.

                  8.1.10.  Material Contracts.

                  (a) Schedule 8.1.10 contains a complete and accurate list of all agreements, contracts and commitments (collectively, the "Material Contracts") of the following types, either by which any of the Acquired Assets are bound or to which either SELLER is a party or by which either of them are bound and which relate to the Business or the Acquired Assets, true and complete copies of which have been provided to BUYER:

                  (i) sales agency, manufacturer's representative, distributorship or marketing agreements, whether currently in existence or terminated within the two years prior to the date hereof;

                  (ii) agreements, orders or commitments for the purchase of raw materials, supplies or finished products;

                  (iii) contracts or commitments to sell, lease or otherwise dispose of any Acquired Asset other than in the ordinary course of business;

                  (iv) contracts or commitments, including without limitation, non-competition, patent rights and royalty agreements, with any employee assigned to the Business (present or terminated within the three-year period preceding the Closing Date), director, officer or affiliate of SELLER; and

                  (v) contracts or commitments limiting the freedom of SELLER to compete in any line of business or in any geographic area or with any person.

                  (b)(i) SELLER has made available to BUYER complete and accurate copies or originals of all written Material Contracts, together with all amendments thereto.

                  (ii) The Material Contracts are in full force and effect (except as denoted as having been terminated or expired on the Disclosure Schedule) and there is No Default thereunder by SELLER and SELLER is not aware of Any Default thereunder by any other party thereto.

                  8.1.11. Absence of Certain Business Practices. Neither SELLER nor any officer, employee of SELLER, nor, to the best of SELLER's knowledge any agent or other person acting on their behalf, has, directly or indirectly, within the past three years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist SELLER in connection with any actual or proposed transaction relating to the Business)
(i) which might subject SELLER to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) for any of the purposes described in Section 162(c) of the Code, or (iii) for establishment or maintenance of any concealed fund or concealed bank account.

                  8.1.12. Environmental Matters. (a) No Hazardous Materials (as that term is defined below), have been generated, treated, stored, used, transported, released, disposed of or deposited in connection with the operation of the Acquired Assets or activities relating to the Acquired Assets by SELLER, or to SELLER's knowledge, by any third party in, on or under real estate or related improvements upon which any of the Acquired Assets or any related activities have been operated (all such real estate and improvements are hereinafter referred to as "Real Property"), in violation of any Governmental Requirements.

         (b) To the best of SELLER's knowledge, all activities and operations of the Business conducted on the Real Property by SELLER have at all times complied with all applicable Governmental Requirements. To the best of SELLER's knowledge, no equipment or machinery used or operated in connection with the Business has ever been used or operated as an instrumentality of violation of any Governmental Requirement. To the best of SELLER's knowledge, all Hazardous Materials identified in the Disclosure Schedule have been stored, manufactured, handled, transported, disposed of, and otherwise used in accordance with all applicable Governmental Requirements, except as specifically indicated in the Disclosure Schedule.

         (c) Neither SELLER nor, to SELLER's best knowledge, any predecessor in interest with respect to the Real Property has received or given a summons, citation, directive, notice, complaint, letter or other communication, written or oral, concerning (1) any alleged or suspected violations of any Governmental Requirement relating to or concerning the Business (as operated at the Real Property or at any other facility where the Business is or has been conducted); or (2) any proposed or continuing investigation or request for information (including claims, suits or investigations by any person or entity, whether Governmental or not) relating to the handling, packaging, transportation, treatment, storage or disposal of Hazardous Material relating to or concerning the Business (as operated at the Real Property or at any other facility where the Business is or has been conducted) or when transported off-site from the Real Property or at any other facility where the Business is or has been conducted.

         (d) All oil burners, incinerators and other fuel burning devices utilized in the Business comply with all applicable federal, state and local air pollution control laws, rules and regulations, if any.

         (e) SELLER has all permits, licenses, registrations and authorizations relating to or required by all applicable Governmental Requirements in connection with any activities or operations conducted by SELLER in the conduct of the Business and all of the terms and conditions thereof are being complied with in all respects.

                  For purposes of this Section 8.1.12, "Hazardous Material" shall mean anything (i) deemed to be a "Hazardous Substance" within the meaning of Section 101(14) of CERCLA, 42 U.S.C. ss.9601(14), (ii) deemed to be a "Hazardous Waste" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, et seq., and regulations promulgated thereunder, 40 C.F.R. Part 261, (iii) deemed to be a hazardous material within the meaning of the environmental protection and pollution control laws enacted and currently in effect in Michigan, or any other state of the United States to which waste products or other materials of SELLER have been shipped for disposal, or (iv) which contain radioactive substances, flammable explosives, petroleum hydrocarbons, polychlorinated biphenyls or asbestos; and "Governmental Requirement" means any Federal, state or local statute, regulation, rule, ordinance, license, permit, action, policy or authorization, and any judicial, administrative or regulatory decree, judgment or order relating to environmental protection or pollution control; "CERCLA" means the Comprehensive Environmental Response and Liability Act 42 U.S.C. ss.9601, et seq., and the regulations promulgated thereunder; and "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901, et seq., and the regulations promulgated thereunder.

                  8.1.13. Largest Suppliers and Customers. Except as set forth on Schedule 8.1.13, there is no supplier to SELLER which accounts for five percent or more of its purchases in the Business's fiscal year ending October 31, 1996 relating to the Business and no customer of SELLER which accounts for five percent or more of its gross sales in the Business's for the twelve (12) months ending October 31, 1996 relating to the Business. The relationships of SELLER with suppliers, customers and creditors relating to the Business are good, and SELLER is not aware of any expression of any intention by any such supplier, customer or creditor to terminate or modify any of such relationships, and during the six months immediately prior to the date hereof, SELLER has not ceased doing business with any supplier or customer which accounts for five percent or more of the purchases or gross sales of SELLER relating to the Business. SELLER currently has no material problem in obtaining in a timely manner and at market prices any raw, finished or other materials used or necessary to be used in the Business.

                  8.1.14. Marketing Restrictions. SELLER is not restricted from carrying out its business and affairs relating to the Business in a manner consistent with the manner such business and affairs have been conducted by SELLER prior to the date hereof anywhere in the world by any agreement or administrative or judicial order, decree or process in any action or proceeding in which SELLER or any of its predecessors is a party.

                  8.1.15. Product Warranties and Warranty Rights. (a) Set forth on Schedule 8.1.15(a) is the text of SELLER's standard product warranty relating to Products distributed or sold by SELLER and a list of all variances from this standard products warranty.

                  (b) SELLER has no knowledge of any unresolved warranty, claims against any vendor or third party relating to the Acquired Assets. Set forth in the Schedule 8.1.15(b) is a description of any resolved material claims against any vendor or third party relating to the Acquired Assets.

                  8.1.16. Product Liability. There have been no claims made or, to the best of SELLER's knowledge, threatened or any actions or omissions to act by SELLER which might reasonably be anticipated to result in any claim, with respect to any product liability (other than to the extent covered by the product warranties described in Section 8.1.15 hereof) of SELLER relating to the Products. Since January 1, 1992, neither SELLER nor its suppliers has made or been required to make any recall of a Product sold by SELLER nor has any such recall been considered by SELLER, or to SELLER's knowledge by SELLER's suppliers, but rejected, nor is any such recall now being contemplated by SELLER and, to the best of SELLER's knowledge, there is no need or reasonable basis for any product recall of, or for any assertion of any defect in, any Product sold by SELLER. SELLER has no knowledge of any defects in the manufacture of any Products made, distributed or sold by SELLER which would render such Products inoperable, unmarketable or unsaleable.

                  8.1.17. Contracts. SELLER has provided BUYER with true and complete copies of all agreements with all distributors and representatives of the Products (the "Distributor Agreements"), which are in full force and effect, all of which are listed on Schedule 8.1.17 hereto. SELLER has no knowledge of any outstanding claims by any parties to the Distributor Agreements.

                  8.1.18. Financial Data. There have been delivered to BUYER SELLER's unaudited financial statements attached hereto as Schedule 8.1.18 consisting of profit and loss statements for the Business for the fiscal years ended October 31, 1994, October 31, 1995 and October 31, 1996 (collectively, the "Financial Statements"). The Financial Statements (a) have been derived from SELLER's accounting records and (b) fairly present management's judgment of the results of operations of Business by SELLER for the respective periods covered thereby, including accounting for normal recurring expenses for those periods and all costs and expenses related to the Business, including a reasonable allocable overhead cost. There has been no material adverse change to SELLER's financial condition with respect to the Business between October 31, 1996 and the Closing Date.

                  8.1.19. Disclosure. No representation or warranty by SELLER contained in this Agreement nor any statement or certificate furnished or to be furnished by SELLER to BUYER or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material exception to the representations specifically made herein. The representations and warranties contained in this
Article 8 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that BUYER or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         8.2. Representations and Warranties of BUYER. BUYER represents and warrants to SELLER as follows:

                  8.2.1.  Corporate Data and Authority.

                  (a) BUYER is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

                  (b) BUYER has corporate power and authority to own, hold or lease the rights, properties and assets it will acquire, hold or lease under the transactions contemplated by this Agreement and to carry on the operations contemplated by this Agreement and to assume, pay, perform and discharge the Assumed Liabilities.

                  (c) BUYER has corporate power under its Amended and Restated Articles of Organization and Bylaws and under the laws of Massachusetts and other applicable laws to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of

BUYER, and no other approval of the board of directors or stockholders of BUYER (or any committee thereof) is necessary for the consummation of the transactions contemplated hereby.

                  (d) The execution and delivery of this Agreement by BUYER and consummation by BUYER of the transactions contemplated hereby are not prohibited by, and do not violate any provision of the Amended and Restated Articles of Organization or Bylaws, as amended, of BUYER or violate, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any term of any contract, agreement, indenture, mortgage, note, bond, commitment, license, or other instrument to which BUYER is a party or bound or by which any of BUYER's properties are bound.

                  (e) This Agreement has been duly executed by BUYER and constitutes a valid, legally binding and Enforceable obligation of BUYER.

                  (f) BUYER has not filed, or had filed against it, a petition in bankruptcy or a petition to take advantage of any other insolvency act; admitted in writing its inability to pay its debts generally; made an assignment for the benefit of creditors; consented to the appointment of a receiver for itself or any substantial part of its property; or generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

                  8.2.2. Litigation Concerning Agreement. There are no actions, suits or proceedings pending or threatened against BUYER, or to BUYER's knowledge against SELLER, which could directly affect the transactions contemplated by this Agreement, at law or in equity, or before any arbitrator of any kind, or before or by any federal, state, municipal or other Governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign.

                  8.2.3. Broker. BUYER has retained Fechtor, Detwiler & Co., Inc., a broker (the "Broker"), to assist BUYER in connection with the transactions contemplated herein. BUYER shall be solely responsible for the payment of Broker's fee. Other than Broker, BUYER has not retained any other broker or finder so as to give rise to any valid claim against SELLER or its affiliates for a finder's fee, brokerage commission or similar payment.

         8.3. Survival. The representations and warranties contained in this
Article 8 shall survive the Closing for a period of two (2) years, except for the representations and warranties contained in Sections 8.1.2 and 8.1.5 hereof, which shall each survive the Closing for a period of five (5) years.

               ARTICLE 9. PARTICULAR COVENANTS OF SELLER AND BUYER

         9.1.  Covenants of SELLER.  SELLER hereby covenants and agrees:

                  9.1.1. Interim Conduct of the Business. SELLER shall at all times from the date of this Agreement to the Closing and through the Transition Period (except as otherwise instructed by BUYER) operate the Business in a manner consistent with SELLER's past practice.

                  9.1.2. Further Assurances. After the Closing, SELLER will furnish to BUYER such other instruments and information as BUYER may reasonably request in order effectively to convey to and vest in BUYER title to the Acquired Assets and to consummate the transactions contemplated hereby, to be delivered from time to time upon BUYER's request.

                  9.1.3.  Noncompetition, Nonsolicitation.

                  (a) For a period of ten (10) years following the Closing Date neither SELLER nor any of their affiliates will directly or indirectly:

                  (i) compete with BUYER in the development, manufacture, marketing or sale of Products; provided, however, that this covenant does not apply to the ownership by SELLER or any of its affiliates of equity in any company which competes with the Business which ownership of equity is an equity investment in any public company not to exceed one percent of the total equity investment in such public company;

                  (ii) solicit or encourage (A) any employee of BUYER to discontinue his or her employment relationship with BUYER nor (B) any customer or supplier of BUYER to alter its relationship or commitments with BUYER; or

                  (iii) engage the services of Marsh, either as an employee or as an independent contractor, and whether or not Marsh is still in the employ of BUYER (SELLER shall not, however, be in breach of this covenant for engaging the services of Marsh through BUYER as contemplated by Section 9.3.1 hereof.)

                  (b) The noncompetition and nonsolicitation covenants set forth in Section 9.1.3(a) shall also be applicable against the principals of SELLER, Mr. Lars O. Rosaen and Mr. Erik Rosaen.

                  (c) Should any portion of the covenants set forth in this
Section 9.1.3 be unenforceable because of the scope thereof or the period covered thereby, or otherwise, such covenants shall be deemed to be reduced and limited to enable them to be enforced to the extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

                  (d) Notwithstanding the covenants set forth in Section 9.1.3(a) hereof, the covenants shall not apply to any third party (i) which acquires all or a substantial part of the business or assets of SELLER or (ii) into which SELLER is merged in an acquisition or merger, provided, however, that the business reason for SELLER's entering into such third party transaction is not to defeat the covenants by SELLER.

         9.2. Covenants of SELLER and BUYER. SELLER and BUYER hereby covenant and agree:

                  9.2.1. Efforts and Cooperation. SELLER and BUYER shall cooperate fully with each other and use their respective commercially reasonable efforts acting in good faith to cause the conditions set forth in Article 6 to be satisfied on or before the Closing Date and to take promptly any and all other actions appropriate to the consummation of the transactions contemplated by this Agreement.

                  9.2.2. Confidentiality. Subject to the terms of this Agreement, the Proprietary Information of each party hereto, which information may have been disclosed to or learned of by any other party hereto, shall at all times remain the property of and be vested with the party furnishing such information (the "Vested Party"). The party which receives or has disclosed to it the Proprietary Information of the Vested Party shall use such Proprietary Information only in connection with the performance of its obligations under this Agreement. No non-Vested Party shall disclose the Proprietary Information of a Vested Party to any third parties other than those who have a "need to know", in which latter event the identity(ies) of such "need to know" parties shall first be revealed to the Vested Party in writing and then such third parties shall execute confidentiality and non-use agreements running in favor of and satisfactory to the Vested Party in advance of such disclosure(s). Upon the earlier of (i) Closing or (ii) the request of a Vested Party, the non-Vested Party shall promptly return to the Vested Party or its designees all of the Vested Party's Proprietary Information and any related materials, including all copies thereof. Upon Closing, the "Proprietary Information" of SELLER which constitutes a part of the Acquired Assets shall be deemed to be the Proprietary Information of BUYER. If any party to this Agreement becomes legally compelled through legal process to provide information constituting part of any Proprietary Information of a Vested Party, then that party so compelled shall provide the Vested Party with prompt written notice of such legal process so as to enable the Vested Party to attempt seek a protective order or other appropriate remedy to keep such Proprietary Information Confidential.

                  9.2.3. Injunctions. If any United States or state court having jurisdiction over BUYER, SELLER or any of the Acquired Assets, issues or otherwise promulgates any injunction, decree or similar order which prohibits the consummation of the transactions contemplated hereby, BUYER and SELLER shall use their reasonable best efforts to have such injunction, decree or order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying litigation in good faith; provided, however, that nothing herein shall affect BUYER's or SELLER's respective rights under Article 6 hereof.

                  9.2.4. Communications. BUYER may, but shall not be obligated to, make a public announcement of the fact that this Agreement has been entered into with SELLER. Such public announcement by BUYER may be in the form of press releases, public announcements or any other form of publicity; provided, however, that prior to making such public announcement, BUYER shall consult with SELLER regarding the text of such announcements and SELLER agrees to cooperate with BUYER in making such announcement(s). SELLER shall not make any public announcement of the fact that this Agreement has been entered into without the prior written consent of BUYER. Notwithstanding the foregoing, neither party shall be prohibited from making any disclosure required by applicable law or regulation within a time which acts to preclude such consultation or approval.

                  9.2.5. Training of BUYER, Transition and Consulting Services of SELLER, Access to Records and Employees Subsequent to Closing.

                  (a) Following the Closing SELLER shall train BUYER's employees at SELLER's facility in Hazel Park, Michigan in the start-up and operation of the equipment and shall also allow BUYER's employees to observe the disassembly of such equipment for shipment to BUYER's facilities (the "Training Period"). During the Training Period, SELLER shall make arrangements to train up to four
(4) of BUYER's employees for a period of one (1) week each. Seller shall also make arrangements to train either two (2) employees of BUYER for one (1) additional week or one (1) employee for up to an additional two (2) weeks. BUYER may elect to send its employees to SELLER's facility or to require SELLER's employees to travel to BUYER's Massachusetts facility during the Training Period or both. In the event that BUYER elects to have SELLER's employees perform training services at BUYER's Massachusetts facility, BUYER shall be responsible for arranging travel, accommodations and meals (or for providing a reasonable stipend in lieu of making such arrangements), and for the payroll costs of SELLER for SELLER's employees whose services are provided to BUYER at its Massachusetts facility for that period of time during which those services are requested and provided. If any transportation, accommodations or board of SELLER's employees is to be provided by BUYER during the Training Period, they shall be coach class transportation or tourist class accommodations and board. BUYER has notified SELLER that BUYER desires the services of SELLER's employee, Joseph Foster, at BUYER's facility for a four (4) week period following the transfer of the Acquired Assets to BUYER's Massachusetts facility to provide training services to BUYER and SELLER has agreed to provide such services. Mr. Foster's services are in addition to SELLER's training responsibilities set forth above.

                  (b) During the period beginning with the first business day following the Closing and for a period ending no later than six weeks thereafter (the "Transition Period"), SELLER shall perform certain services to BUYER in order to facilitate the transition of the Acquired Assets to BUYER's Massachusetts facility while minimizing any disruption to customers and prospective customers of the Products or Business. Such services of SELLER shall include the delivering to customers and prospective customers that inquire with SELLER for products or services related to the Business information supplied by BUYER on BUYER's acquisition of the Business. Such services shall also include providing services to customers in the ordinary course. It is currently anticipated that SELLER would initially field customer inquires during the first three weeks of the Transition Period. In addition, during the Transition Period, SELLER shall continue to provide manufacturing, machining and other technical services associated with ensuring that reasonably adequate inventory and parts are maintained to allow the Business to operate as it had been operated by SELLER prior to Closing, all to minimize any disruption to customers and services that would otherwise have been made available by SELLER to its customers had the Acquired Assets not be sold. All such services shall be provided to BUYER by SELLER on a subcontractor basis, and in addition to expenses incurred in providing such services, SELLER shall be compensated by BUYER for labor costs related to sales orders and inventory maintenance at a rate of forty dollars ($40) per man hour. All services provided by SELLER during the Transition Period shall be provided by SELLER in full consultation with BUYER.

                  (c) In addition to the Training Period services to be made available to BUYER as set forth in Section 9.2.5(a) and the Transition Period services set forth in Section 9.2.5(b), following the Closing, SELLER shall make available to BUYER the services of Mr. Jack Couillais ("Couillais"), an employee of SELLER, to consult with BUYER. Couillais's services shall be available to BUYER for the first six (6) months following the Closing (the "Consulting Period"), for four (4) business days per week during the Consulting Period. Couillais's services shall be made available to BUYER on a non-exclusive, but first-priority basis. During the Consulting Period SELLER shall continue to be responsible to pay all compensation and other benefits to Couillais and Couillais shall remain an employee of SELLER. Couillais's services shall be available to BUYER during the Consulting Term at such times and places as BUYER shall determine. Notwithstanding SELLER's obligation to continue to pay Couillais's compensation, if BUYER requires Couillais to travel more than fifty
(50) miles away from his home in Livonia, Michigan, to provide services to BUYER, then BUYER shall reimburse SELLER for all reasonable costs incurred by SELLER in connection with such travel and expenses. SELLER hereby authorizes BUYER to reimburse Couillais directly for approved expenses that may be incurred by Couillais. Notwithstanding any of the foregoing, BUYER shall not be required to use the services of Couillais during the Consulting Period. SELLER shall cause Couillais to appropriately acknowledge this obligation of SELLER to provide his services during the Consulting Period and to provide assurances that Couillais will continue to look to SELLER to discharge all the obligations of an employer toward Couillais during the Consulting Period. As used herein, a business day is any Monday through Friday on which first class U.S. mail is delivered. SELLER shall not be responsible for any failure to provide Couillais's services in the event that Couillais (i) discontinues his employment with SELLER during the first six month period following the Closing for any reason or (ii) fails or refuses to provide such services to BUYER upon the request of SELLER, unless such failure is due to SELLER's failure to allocate sufficient time in Couillais's work schedule to allow the services to be provided to BUYER.

                  (d) In addition to the other services to be made available by SELLER to BUYER outlined in subsections 9.2.5(a), (b) and (c) hereof, for a period of twelve (12) months following the end of the Transition Period (the "Post Transition Period"), upon the request of BUYER, SELLER shall make the consulting services of its employees familiar with the manufacturing process of the Products available to BUYER (the "Post Transition Period Services"). SELLER shall make the Post Transition Period Services available to BUYER for up to two
(2) business days per month during the Post Transition

Period. The Post Transition Period Services shall be made available to BUYER by SELLER at times and rates that are to be mutually agreed upon and upon reasonable advance notice to SELLER by BUYER, and so as not to conflict with SELLER's employees other commitments and responsibilities to SELLER. In addition, if SELLER's employees are required to travel to perform any of the Post Transition Period Services, then BUYER shall be responsible for providing all transportation, accommodations and board (coach or tourist class) in connection with such services. SELLER shall not be responsible for any failure to provide Post Transition Period Services in the event that all employees who have the knowledge to provide such services (i) discontinue their employment with SELLER during the Post Transition Period for any reason or (ii) fail or refuse to provide such services to BUYER upon the request of SELLER, unless such failure is due to SELLER's failure to allocate sufficient time in such employees' work schedules to allow the Post Transition Period Services to be provided to BUYER.

                  (e) SELLER shall retain all records currently located at the facilities where the Acquired Assets are located that either (i) pertain solely to the internal corporate or intra-company affairs of SELLER or to other Businesses or operations of SELLER for an eight year period or (ii) are integrated or non-separable from the records related to any of the businesses of SELLER other than the Business for an eight year period.

                  (f) Following the Closing, BUYER will retain all business records constituting part of the Acquired Assets, including all records required to be retained pursuant to obligations imposed by any Governmental statute, rule or regulation for an eight year period. Such records may nevertheless be destroyed by BUYER prior to the expiration of said eight year period if BUYER sends to SELLER written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed at any time after the ninetieth day after such notice is given unless, prior to the expiration of such ninety-day period, SELLER objects to the destruction in which case BUYER shall make available such records to SELLER, provided, however, that the obligation to continue to make such records available shall be subject to SELLER making arrangements, at SELLER's sole cost, to take delivery of such records within sixty days following the date its objection is made.

                  (g) BUYER and SELLER shall each provide duly authorized representatives of the other party displaying appropriate credentials full and free access to all records relating to the Business as operated prior to the Closing Date for bona fide business reasons at any time during regular business hours for a period of eight years after the Closing Date, and such other party may make abstracts from, or make copies of, any such records as it may deem desirable, at its own expense; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the party to which such request is made; and provided further, however, that as to so much of such information as constitutes trade secrets or confidential business information of the party, the requesting party and its officers, directors and representatives will be obligated not to disclose such information, to the extent that such information is then confidential, except (i) as required by law or (ii) with the prior written consent of the party to which such request is made. In connection with any review of records relating to the Business as set forth in the preceding sentence, BUYER and SELLER shall each provide to such duly authorized representatives of the other party (x) access to employees of SELLER or BUYER, as the case may be, who are familiar with such records and who can assist such representatives of the other party, at the other party's own expense, in locating, explaining or otherwise reviewing such records; and (y) permission to use SELLER's or BUYER's copying facilities, clerical services and telephones at the other party's own expense.

                  (h) If, in connection with legal proceedings, BUYER shall require the assistance of employees (including officers) of SELLER, SELLER and BUYER shall cooperate to establish a schedule reasonably acceptable to both parties whereby SELLER shall provide to BUYER access to such employees of SELLER as is reasonably required by BUYER; provided, however, SELLER shall have no obligation to provide such assistance if to do so would, in SELLER's reasonable judgment, unreasonably interfere with the conduct of SELLER's business. BUYER shall pay out-of-pocket costs incurred in connection with such use of SELLER's employees and shall reimburse SELLER for the number of whole business days spent by each such employee in providing such services at the rate equal to one and one-half times the average daily gross pay per day (excluding the value of employee benefits) of such employee during the calendar month in which such services are performed, provided, however, that BUYER shall not be required to make the foregoing payments if the legal proceeding arises out of a matter as to which SELLER is required to indemnify BUYER in accordance with Article 11.

                  9.2.6. Satisfaction of Conditions; Extension of Closing Date. In the event that BUYER shall at any time prior to the Closing Date determine that any representation or warranty of SELLER contained in this Agreement is not true or accurate, that any information provided by SELLER is incomplete, or that a condition precedent to BUYER's obligation to close as set forth in this Agreement has not been satisfied, then BUYER shall promptly give SELLER written notice thereof, including a description of such untrue or inaccurate representation or warranty, incomplete information or unmet condition precedent. If such representation or warranty, incomplete information or unmet condition precedent can thereafter be made true and accurate, complete or can be met by (a) the ministerial act of filing or recording a document or documents, (b) the payment of money, or (c) any other act, SELLER shall have the obligation within twenty business days after receipt of such notice to make such filing or recording, pay such money or take such act, and upon such filing, recording, payment or act, such condition shall be deemed timely satisfied, and the Closing Date shall to the extent needed be extended to the date of such satisfaction. The foregoing notwithstanding, neither BUYER nor SELLER shall be required to proceed with Closing if the Closing has not occurred by June 1, 1997.

                  9.2.7.  Tax Matters; Purchase Price Allocation.

                  (a)(i) As between SELLER (and its affiliates) and BUYER (and its affiliates), SELLER shall be liable for any and all Taxes with respect to the Business for all taxable years, and any "stub" period, ending on or before the Closing.

                  (ii) As between SELLER (and its affiliates) and BUYER (and its affiliates), BUYER shall be liable for any and all Taxes with respect to the operation of the Business by BUYER or its affiliates after the Closing.

                  (b) SELLER shall include the results of operations of the Business through the Closing in SELLER's consolidated or other appropriate federal income tax return or returns for the tax period covering the periods of such operations. BUYER shall include the results of operations of the Business as conducted by BUYER or its affiliates following the Closing in consolidated or other appropriate federal income tax return or returns for the tax periods covering the periods of such operations.

                  (c) Refunds or credits of Taxes relating to the operations of the Business before the Closing shall be for the account of SELLER. Refunds or credits of Taxes relating to the operations of the Business by BUYER or its affiliates from and after the Closing shall be for the account of BUYER. BUYER shall promptly forward to or reimburse SELLER for any refunds or credits due SELLER after receipt thereof, and SELLER shall promptly forward to or reimburse BUYER for any refunds or credits due BUYER after receipt thereof.

                  (d) As soon as practicable, but in any event within twenty days after SELLER's request, from time to time from and after the Closing Date, BUYER shall make available to SELLER, at such times and in such manner as to not interfere unreasonably with BUYER's conduct of its business, such information and data concerning the pre-Closing operations of the Business, including without limitation, providing the information and data required by SELLER's customary tax and accounting questionnaires, and make available such knowledgeable employees of BUYER as SELLER may reasonably request, in order to enable SELLER to complete and file all returns, forms and reports which it may be required to file with respect to the operations and business of the Business conducted prior to the Closing or to respond to audits by any taxing authorities with respect to such operations and otherwise to enable SELLER to satisfy its internal accounting, tax and other legitimate requirements, for which BUYER is to be paid out-of-pocket costs incurred in connection with same and BUYER is to be reimbursed by SELLER for the number of whole business days spent by each such employee in providing such services equal to one and one-half times the average daily gross pay per day (excluding the value of employee benefits of such employee) during the calendar month in which such services were performed.

                  (e)(i) The allocation of the Purchase Price set forth in
Schedule 9.2.7(e)(i) hereto shall be adhered to by SELLER and BUYER.

                  (ii) Neither SELLER nor BUYER shall take a position in any tax proceedings, tax audit or otherwise inconsistent with the allocation of the Purchase Price established pursuant to subsection (e)(i), above; provided, however, that nothing contained herein shall require SELLER or BUYER to contest any challenge to such determinations beyond, or otherwise than by the exhaustion of, administrative remedies before any taxing authority or agency, and neither SELLER nor BUYER shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority or agency which challenges such determinations of fair market value. In the event that any claim shall be made by any taxing authority against either BUYER or SELLER that, if successful, would have the effect of altering such allocations, then the party that is the subject of such claim (the "Involved Party") shall give notice thereof to the other party (the "Other Party") in writing within ten business days following the day on which such claim is made. Thereafter, the Involved Party shall have control of any contest relating thereto, but the Involved Party shall consider in good faith any request or suggestion by the Other Party concerning such contest, shall notify the Other Party of any conference, hearing or proceeding relating to such contest, shall (to the extent it is feasible to do so) permit the Other Party to participate therein at such Other Party's expense and shall not object to such Other Party's submission of briefs and memoranda of law relating thereto, and shall provide the Other Party on a timely basis with any relevant information reasonably requested by such Other Party.

                  (f) The provisions of subsection (a), above, notwithstanding, ad valorem taxes imposed upon consigned inventories shall be remitted and borne in their entirety by BUYER and ad valorem taxes upon Acquired Assets ("Personal Property Taxes") which relate to periods of time during which the Closing Date occurs ("Proration Periods") shall be apportioned between SELLER and BUYER as of the Closing Date with BUYER bearing only the expense of that portion of such Personal Property Taxes that the number of days on or subsequent to the Closing Date bears to the total number of days covered by such Proration Period. The parties shall cooperate fully to avoid, to the extent legally possible, the payment of duplicate Personal Property Taxes, and each party shall furnish, at the request of the other, proof of payment of any Personal Property Taxes or other documentation which is a prerequisite to avoiding payment of a duplicate tax.

                  (g) SELLER shall pay all sales taxes owed to governmental authorities in respect of the sale of the Acquired Assets. BUYER shall supply SELLER with a resale certificate regarding the resale of the inventories to be purchased from SELLER.

         9.3.  Covenants of BUYER.  BUYER hereby covenants and agrees:

                  9.3.1. Consulting Services of BUYER. For the first twelve (12) months following the Closing, BUYER shall make the services of Mr. David Marsh ("Marsh") available to SELLER for the purpose of consulting with SELLER on matters which pertain to SELLER's business other than on matters relating to the Business or to the Acquired Assets. During that period, Marsh shall be made available to consult with SELLER for up to two (2) business days per month (the "Marsh Services"). The Marsh Services shall be made available to SELLER by BUYER at times that are mutually agreed upon and upon reasonable advance notice to BUYER by SELLER, and so as not to conflict with Marsh's other professional commitments and responsibilities to BUYER, including, but not limited to, any previously scheduled engagements of Marsh. If SELLER, in its sole discretion, elects to use the Marsh Services, then SELLER shall reimburse BUYER for that portion of Marsh's salary payable by BUYER to Marsh, pro rata for each day or portion thereof that the Marsh Services are provided to SELLER by BUYER. In addition, if Marsh is required to travel to perform any of the Marsh Services, then SELLER shall be responsible for providing all transportation, accommodations and board in connection with such the Marsh Services. BUYER shall not be responsible for any failure to provide Marsh Services in the event that Marsh (i) discontinues his employment with BUYER during the first twelve month period for any reason or
(ii) fails or refuses to provide such services to SELLER upon the request of BUYER, unless such failure is due to BUYER's failure to allocate sufficient time in Marsh's work schedule to allow the Marsh Services to be provided to SELLER.

                  9.3.2 Warranty Services. SELLER has requested that BUYER perform warranty services in connection with Products sold by SELLER prior to Closing in order that SELLER can meet its obligations under its customer warranty agreements. SELLER warrants and represents to BUYER that none of SELLER's warranty agreements exceed one (1) year from the date of the sale ("SELLER's Warranty Period"). BUYER has agreed to make itself reasonably available to provide its services to SELLER during SELLER's Warranty Period on a non-exclusive basis, at a rate of forty dollars ($40) per man hour, plus expenses, and upon such other terms and conditions to be negotiated by the parties. Parts and materials used by BUYER in providing such services shall be charged to SELLER at BUYER's cost. In no event shall BUYER be required to provide services to SELLER during SELLER's Warranty Period without what BUYER deems to be adequate assurance of payment for such services, nor shall BUYER be required to provide such services if BUYER has claimed any default by SELLER of the terms of this Agreement, BUYER shall not provide services to any customer of SELLER beyond such customer's warranty period. In no event shall the foregoing agreement of BUYER be construed to be an assumption by BUYER of SELLER's warranty obligations.

                  9.3.3 Distributor Agreements. The Distributor Agreements shall remain in full force and effect for a period of sixty days following the Closing (the "Distributor Review Period"). BUYER shall review the contractual relationships that SELLER has with the representatives and distributors under the Distribution Agreements (the "Distributors") with respect to the Products and shall unilaterally determine which relationships, if any, BUYER may desire to continue (a "Continuing Relationship") and which relationships, if any, BUYER desires not to continue (a "Terminating Relationship") with respect to the Products. Within five business days prior to the end of the Distributor Review Period, BUYER shall provide SELLER with written notification specifying the Continuing Relationships and the Terminating Relationships. SELLER and BUYER shall then send a joint notification to those Distributors that BUYER designates as Continuing Relationships. Upon acceptance by a Distributor of a Continuing Relationship with BUYER and the entering into by

BUYER and such Distributor of an agreement to such effect (a "Novation Agreement"), SELLER's obligations with respect to such Distributor shall cease with respect to the Products for any occurrences from and after the acceptance by such Distributor (but not for any acts of omissions which occurred prior to Closing). Immediately following the Closing, SELLER and BUYER will jointly notify each party to a Distributor Agreement of the transfer of the Acquired Assets to BUYER and advise them that BUYER will act on behalf of SELLER to provide Products to the Distributor under the terms of its agreement during the Distributor Review Period and any relevant termination notice period should the Agreement be terminated, and that BUYER will contact the Distributor to discuss whether to maintain the Distribution Agreement as to the Products (in the form of a Novation Agreement).

         On the last day of the Distributor Review Period, SELLER shall send to the Terminating Relationship Distributors and any Distributor who has rejected a Continuing Relationship a notice of its termination of the distribution rights with respect to the Products. Upon rejection of a Continuing Relationship by a Distributor or upon BUYER's determination that a relationship with a Distributor should be a Terminating Relationship, SELLER shall continue to be responsible for all obligations under the Distributor Agreement. BUYER has agreed, at the request of SELLER to perform certain of SELLER's obligations with respect to the Products under SELLER's Terminating Relationship Distributor Agreements in order that SELLER can meet its obligations under the Distributor Agreements through the termination notice period set forth in the respective agreements. (If no time period is set forth, BUYER's obligations shall extend for 30 days.)

         During the Distributor Review Period, BUYER shall use reasonable efforts to provide Products to the Distributors on the same terms and conditions as SELLER is required to provide those Products under the Distributor Agreements. Such Products shall be provided by BUYER as a subcontractor of SELLER on credit terms acceptable solely to BUYER and in no event shall the foregoing agreement of BUYER be construed to be an assumption by BUYER of SELLER's obligations under the Distributor Agreements. Such Products shall be provided upon such other terms and conditions to be negotiated by SELLER and BUYER.

                  9.3.4.  Noncompetition.

                  (a) For a period of ten (10) years following the Closing Date neither BUYER nor any of its affiliates will directly or indirectly compete with SELLER in the development, manufacture, marketing or sale of flow meters which employ either (i) "swing vane variable area" (ii)

"laminar flow elements" or (iii) "FlowPoint" products (collectively, "Restricted Flow Meters"), as those terms are more fully defined on Schedule 9.3.4(a) hereto; provided, however, that this covenant does not apply to the ownership by BUYER or any of its affiliates of equity in any company which develops, manufactures, markets or sells Restricted Flow Meters, which ownership of equity is an equity investment in any public company not to exceed one percent of the total equity investment in such public company. Should any portion of this covenant by BUYER not to compete be unenforceable because of its scope or the period covered, or otherwise, then this covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

                  (b) Notwithstanding the covenant set forth in Section 9.3.4(a) hereof, the covenant not to compete shall not apply to any third party (i) which acquires all or a substantial part of the business or assets of BUYER or (ii) into which BUYER is merged in an acquisition or merger, provided, however, that the business reason for BUYER's entering into such third party transaction is not to defeat this covenant by BUYER not to compete.

                  (c) Reference is made to that certain Noncompetition and Confidentiality Agreement between UFM and David Marsh dated April 30, 1997 (the "Marsh NC Agreement") a copy of which is appended hereto as Annex B. SELLER expressly agrees that the terms of the Marsh NC Agreement notwithstanding, neither BUYER, nor David Marsh shall be in breach of this Agreement or the Marsh NC Agreement as the case may be, per se as a result of BUYER's, its affiliate's or its successor's ("BUYER Related Parties") employment of David Marsh as employee or consultant. Furthermore, the provisions of Sections 1 and 3 of the Marsh NC Agreement are hereby waived by SELLER in respect of such employment, except solely insofar as such provisions apply to Restricted Flow Meters. SELLER further agrees that Section 2 of the Marsh NC Agreement is hereby waived in part to allow Marsh to (i) make known to BUYER Related Parties the information referenced in the third sentence thereof insofar as it relates to the Products, and (ii) provide Covered Property (as defined in the Marsh NC Agreement) insofar as it relates to the Products to BUYER Related Parties (and SELLER acknowledges that such property is the property of BUYER).


                   ARTICLE 10. EMPLOYEES AND EMPLOYEE MATTERS

         10.1. Employment of Personnel. BUYER shall have no obligation, except as specifically set forth in this Agreement, to make offers of employment, or offers of employment on any specific terms to any of SELLER's employees in the Business.

                           ARTICLE 11. INDEMNIFICATION

         11.1. Indemnification by BUYER. BUYER shall defend, indemnify and hold harmless SELLER, its employees, officers, directors, agents and affiliates from and against any and all claims, demands, causes of action, suits, judgments, debts, liabilities and expenses (including without limitation, court costs and attorneys' fees) resulting from, and shall reimburse SELLER upon demand for:

                  (a) Any and all loss, liability or damage suffered or incurred by SELLER or its affiliates by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by BUYER contained herein or in any certificate, document or instrument delivered to SELLER pursuant to or in connection herewith;

                  (b) any and all debts, obligations, responsibilities, contracts and liabilities suffered or incurred by SELLER or its affiliates with respect to or in connection with any liabilities of SELLER expressly assumed by BUYER pursuant to this Agreement;

                  (c) any and all loss, liability or damage suffered or incurred by SELLER or its affiliates by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of BUYER with respect to this Agreement or any of the transactions contemplated hereby;

                  (d) any and all loss, liability or damage suffered or incurred by SELLER or its affiliates by reason of the use of, and all actions or omissions with respect to, the Acquired Assets after the Closing, except for any acts of gross negligence by SELLER during the course of SELLER's providing of services to BUYER during the Transition Period; and

                  (e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses incurred in enforcing this indemnity.

         11.2. Indemnification by SELLER. SELLER shall defend, indemnify and hold harmless BUYER, its employees, officers, directors and agents from and against any and all claims, demands, causes of action, suits, judgments, debts, liabilities and expenses (including but not limited to court costs and reasonable attorneys' fees) resulting from, and shall reimburse BUYER upon demand for:

                  (a) Any and all loss, liability or damage suffered or incurred by BUYER by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant by SELLER contained herein or in any certificate, document or instrument delivered to BUYER pursuant hereto or in connection herewith;

                  (b) any and all debts, obligations, responsibilities, contracts and liabilities suffered or incurred by BUYER with respect to or in connection with any liabilities of SELLER not expressly assumed by BUYER pursuant to this Agreement including, but not limited to, the Excluded Liabilities;

                  (c) any and all loss, liability and damage suffered or incurred by BUYER (except for those services of Fechtor, Detwiler & Co., Inc., which have been contracted for by BUYER) by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of SELLER with respect to this Agreement or any of the transactions contemplated hereby;

                  (d) any and all loss, liability or damage suffered or incurred by BUYER by reason of any claim by employees of SELLER for severance pay, pension or other benefits;

                  (e) any and all loss, liability or damage suffered or incurred by BUYER or its affiliates by reason of the use of, and all actions or omissions with respect to, the Acquired Assets and operation of the Business prior to the Closing, including, but not limited to, any loss, liability or damage arising out of the matters described in Section 8.1.9 or 8.1.12(b), whether or not known to SELLER; and

                  (f) any and all loss, liability or damage suffered or incurred by BUYER or its affiliates by reason of SELLER's failure to comply with the provisions of the Bulk Sales Act in its transfer of the Acquired Assets to BUYER.

                  (g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses incurred in enforcing this indemnity.

         11.3. Conditions of Indemnification. The party seeking indemnification hereunder (the "Indemnitee") shall give to the party from which indemnification is sought hereunder (the "Indemnitor") written notice of any claim which is subject to the indemnity obligations set forth in Section 11.1 or 11.2, as applicable, with sufficient promptness so as not to prejudice the other party's interests in respect of such claim and any obligation of indemnity arising therefrom. Such notice shall set forth all facts and other information which the party giving the notice has as to the claim. The failure to give prompt notice shall not affect the rights of the Indemnitee to indemnity hereunder except to the extent that such failure either shall have materially prejudiced the Indemnitor in the defense of such claim or shall have increased the amount of the obligation of the Indemnitor. The Indemnitor receiving such notice shall, within thirty days of receipt of such notice, (a) deny in writing the claim, (b) pay the amount of the claim if a monetary amount is involved, or
(c) if a claim of a third party is involved, have the right to assume the defense of such claim. The Indemnitor shall have the exclusive right to conduct and control, through counsel of its own choosing, the defense of any such claim or any action arising therefrom, provided, that in conducting the defense of any such claim or action, the Indemnitor shall, and shall cause its counsel to, consult with the Indemnitee and counsel, if any, selected by it, and shall keep such counsel, if any, and the Indemnitee fully advised of the progress thereof. If the Indemnitor fails or refuses to assume the conduct and control of the defense of any such claim or action, then the Indemnitee may conduct and control such defense. No settlement of any claim for which indemnification is sought hereunder shall be made without either (x) the prior written consent of both the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld or delayed, or (y) the release of the Indemnitee from all liability relating to such claim, in form and substance reasonable satisfactory to the Indemnitee and its counsel.

         11.4. Limitation on Indemnification. Notwithstanding the preceding paragraphs, the parties shall have no obligation to provide indemnification unless the aggregate amount of indemnification as to which it is obligated shall exceed $30,000 in which case the indemnity shall include such first $30,000 and shall be limited to $3 million in the aggregate in respect of claims for indemnification made by an Indemnitor prior to the second anniversary of the Closing ("Initial Claims") and $1,500,000 (less the amount of indemnification amounts paid in respect of Initial Claims) in respect of claims for indemnification made after said second anniversary; provided, however, that this limitation shall not apply to BUYER's obligations regarding the Assumed Liabilities, SELLER's obligations regarding the Excluded Liabilities, SELLER's and BUYER's fees owed to any broker or finder and SELLER's obligations regarding claims by its employees, distributors, creditors, representatives and customers, nor to SELLER's obligation to provide the Acquired Assets to BUYER in accordance with the terms of this Agreement.



                            ARTICLE 12. MISCELLANEOUS

         12.1. Expenses. Except as otherwise provided in this Agreement, BUYER and SELLER shall each pay its own expenses incidental to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, whether or not the Closing occurs, except if failure to close is a breach of this Agreement.

         12.2. Notices. Any notices or other communications required or permitted hereunder shall be in writing, and such notice shall be given, all with charges prepaid, by delivery in hand; by telecopy with original posted first class mail, postage prepaid, within two business days thereafter; by certified mail, postage prepaid, return receipt requested; or by private courier requesting evidence of receipt as a part of its service, addressed as follows:

         If to BUYER:            Asahi/America, Inc.
                                 35 Green Street
                                 Malden, Massachusetts  02148
                                 Attn: President

         With copies to:         Burton Winnick, Esq.
                                 Marianne Gilleran, Esq.
                                 Gadsby & Hannah LLP
                                 225 Franklin Street
                                 Boston, Massachusetts  02110
                                 Telecopy:  (617) 345-7050

         If to SELLER:           Universal Flow Monitors, Inc.
                                 The Rosaen Company
                                 1755 East Nine Mile Road
                                 P.O. Box 249
                                 Hazel Park, Michigan  48030
                                 Attn:  Lars O. Rosaen, President

         With a copy to:         Steven E. Grob, Esq.
                                 Dykema Gossett PLLC
                                 400 Renaissance Center
                                 Detroit, MI 48243
                                 Telecopy: (313) 568-6989

or to such other address as may be designated in writing by any party from time to time in accordance herewith, and shall be deemed delivered upon the earliest to occur of delivery by hand, when so telecopied, when so placed in the mails or when delivered to such delivery service as aforesaid.

         12.3. Captions. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to Sections of and Exhibits and Schedules to this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

         12.4. Successors and Assigns; Other Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by either party without the prior written consent of the other party. No such assignment shall relieve a party of any of its obligations hereunder without the prior written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

         12.5. Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any of the parties hereto (or by any director, officer or representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Schedules and Exhibits hereto) sets forth the entire agreement by and between the parties hereto with respect to the subject matter hereof, and there are no agreements or commitments with respect to the subject matter hereof that are not expressly set forth herein.

         12.6. Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of SELLER or BUYER to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to SELLER or BUYER at law or in equity. Unless otherwise expressly provided in this Agreement, either party may at any time waive compliance by the other with any covenants or conditions contained in this Agreement, but only by written instrument executed by the party waiving such compliance.

         12.7. Partial Invalidity. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         12.8. Counterparts. This Agreement may be executed in two or more counterparts, any or all of which shall constitute one and the same instrument.

         12.9. Amendment. This Agreement may not be amended orally, but only by an instrument in writing duly executed by the parties hereto.

         12.10. Governing Law and Venue. This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction. BUYER or SELLER may choose to bring suit in either Michigan or Massachusetts and the other party agrees to submit to the jurisdiction of such state wherein the other party brings suit.

         12.11. Schedules; Disclosure Schedule. The Disclosure Schedule, and all other Schedules referred to in this Agreement and attached hereto, are hereby incorporated herein and made a part hereof by this reference, as if fully rewritten herein. The information disclosed under the Disclosure Schedule, or any other Schedule, is disclosed for all purposes under this Agreement, and SELLER shall have no liability in the event information required to be disclosed in the Disclosure Schedule, or any other Schedule, is not disclosed therein but is disclosed on another Schedule or elsewhere in the Agreement. As used herein, the phrase "disclosed in the Disclosure Schedule" or words of similar import shall include all matters referred to in any section or segment of SELLER's Disclosure Schedule and all matters referred to in any document described in the Disclosure Schedule.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                   UNIVERSAL FLOW MONITORS, INC.


                                   By:  /s/ Lars O. Rosaen
                                        -------------------------------------
                                   Its:     President
                                        -------------------------------------
                                            thereunto duly authorized

                                   THE ROSAEN COMPANY


                                   By:  /s/ Lars O. Rosaen
                                        -------------------------------------
                                   Its:     President
                                        -------------------------------------
                                            thereunto duly authorized

                                   ASAHI/AMERICA, INC.


                                   By:  /s/ Leslie B. Lewis
                                        -------------------------------------
                                   Its:     President
                                        -------------------------------------
                                            thereunto duly authorized

         We, the undersigned principals and majority shareholders of SELLER, for valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, hereby agree to be bound by the noncompetition and nonsolicitation covenants set forth in Section 9.1.3 hereof.


                                        /s/ Lars O. Rosaen
                                        -------------------------------------
                                            Lars O. Rosaen


                                        /s/ Erik Rosaen
                                        -------------------------------------
                                            Erik Rosaen